UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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PHH CORPORATION
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May 7, 2009

IMPORTANT COMMUNICATION FROM YOUR BOARD OF DIRECTORS - -
PLEASE READ CAREFULLY

Dear PHH Stockholder:

We are writing to you about the 2009 Annual Meeting of Stockholders, which is just a few weeks away on June 10th. This year’s meeting is very important and we believe that your vote on the choice of candidates standing for election to the Board could significantly affect the future direction of your company. For that reason, in addition to sending you the enclosed PHH proxy statement (which we urge you to read carefully) and WHITE proxy card, we are sending you this letter to tell you why we believe that choice is so critical.

This year, there is a contested election for membership on the Board. Your Board has nominated A.B. Krongard, Terence W. Edwards and James O. Egan as candidates for election to a three-year term as Class I directors. Mr. Krongard is PHH’s Non-Executive Chairman of the Board and the Chairman of the Board’s Corporate Governance Committee and Executive Committee, Mr. Edwards is PHH’s President and Chief Executive Officer, and Mr. Egan (who was appointed to the Board in March) is the Chairman of the Board’s Audit Committee. We believe that Messrs. Krongard, Edwards and Egan are well-suited by qualification and experience to continue serving on the Board and that their election will assist the Board in performing its leadership and stewardship functions in the best interests of all stockholders.

WE URGE YOU TO VOTE THE WHITE PROXY CARD
IN FAVOR OF OUR BOARD CANDIDATES

Hedge fund, Pennant Capital Management LLC, several related entities managed by it and the individual who manages it are soliciting your vote in favor of Pennant’s two candidates, Gregory J. Parseghian and Allan Z. Loren. Pennant, as a 9.9% stockholder of PHH, has nominated these candidates for election to the Board in place of Messrs. Krongard and Edwards.

We question Pennant’s judgment in selecting Messrs. Parseghian and Loren as nominees for the PHH Board, we oppose their nomination and we unanimously recommend that you vote all of your PHH shares on the enclosed WHITE proxy card FOR our three nominees. We also urge you to DISCARD any gold proxy card sent to you by Pennant. We believe the change in Board membership that Pennant is proposing is not in your best interests for the following reasons:

▪	WE BELIEVE WE HAVE A STRONG RECORD OF SUCCESSFULLY NAVIGATING YOUR COMPANY THROUGH SIGNIFICANT CHALLENGES

▪	WE QUESTION WHETHER PENNANT’S AGENDA IS IN YOUR LONG-TERM INTEREST

▪	WE HAVE SUBSTANTIAL RESERVATIONS ABOUT PENNANT’S NOMINEES AS CANDIDATES FOR THE PHH BOARD AND PENNANT’S JUDGMENT IN SELECTING THEM

In addition to the election of three directors to serve for a three-year term, there are several other important proposals being submitted at this year’s Annual Meeting. We unanimously recommend that you vote FOR each of these other proposals, as well as for our nominees, and we urge you to do so by using our WHITE proxy card. No matter how you decide to vote on these other proposals (which Pennant is recommending that you vote FOR), we urge you not to vote using Pennant’s gold proxy card. If you vote using Pennant’s gold proxy card and you do not indicate otherwise, you will be giving Pennant the authority to vote your shares in favor of Pennant’s candidates and against PHH’s independent Board Chairman and its Chief Executive Officer as members of your Board.

WE BELIEVE WE HAVE A STRONG RECORD OF
SUCCESSFULLY NAVIGATING YOUR COMPANY
THROUGH SIGNIFICANT CHALLENGES

Your Board is firmly committed to creating long-term stockholder value. Five of the seven members of the Board are independent directors and none of PHH’s current directors is beholden to any individual stockholder. We believe that PHH’s track record clearly demonstrates the commitment of the Board and the management team to maximizing long-term stockholder value for all stockholders.

During the past few years, PHH has faced significant challenges -- first, transitioning through the spin-off from Cendant Corporation in February 2005; then adjusting to the January 2008 termination of our agreement to be acquired by affiliates of General Electric Corporation and The Blackstone Group, Inc. due to financing difficulties that were symptomatic of the global credit crisis; and, more recently, addressing the impact of the global credit crisis on our businesses. We believe that your Board and management team have risen to each challenge and shown the qualities of leadership and stewardship that you are entitled to expect.

Not only do we believe that PHH has weathered the financial storm, but we are also gratified that we have increased our mortgage origination market share and are firmly positioned as a top-ten independent retail mortgage loan originator. Additionally, our fleet management services business has retained its position as the second-largest vehicle management services provider in the U.S. and Canada. In stark contrast, many of our competitors, including companies like Countrywide, IndyMac and Washington Mutual, that previously had greater market share and financial resources than PHH, have been sold at “fire sale” prices, commenced bankruptcy proceedings or significantly curtailed their mortgage loan origination activities. Unlike many of these firms, PHH made a conscious decision to avoid offering to our customers the toxic mortgage products that helped bring down our country’s credit markets.

We are also encouraged by PHH’s first quarter 2009 reported financial results and we are excited about PHH’s future. Highlights of the first quarter 2009 financial results include:

▪	Consolidated net income of $2 million and earnings per share of $0.04.

▪	Profit of $113 million from our mortgage production segment.

▪	Profit of $7 million from our fleet management services segment.

We encourage you to read the entire PHH earnings release dated May 1, 2009, as well as the transcript of our first quarter earnings call that we hosted on May 1, 2009. You may access these documents at www.phh.com under the “Investor Relations” tab, as well as in our filings with the Securities and Exchange Commission (SEC) available at www.sec.gov. We also encourage you to read our Quarterly Report on Form 10-Q for the period ended March 31, 2009, which is similarly accessible.

Even though we recognize that there are many factors that contribute to a company’s stock price, we nevertheless note that PHH’s stock price has increased by nearly 300% in the past six months since hitting a 52-week low on November 11, 2008. For the twelve-month period ended April 30, 2009, PHH’s stock price, although down 14.5%, has significantly outperformed the Russell 2000 Index (down 31.9% during the same period), the Russell 2000 Financial Services Index (down 36.5% during that period) and the S&P 500 Index (down 37.0% during the same period).

Although we believe we have successfully confronted the challenges PHH has faced to date, this remains a challenging period for PHH’s businesses and the economy. The fallout from the global credit crisis and current economic turmoil is still being felt and it is impossible to predict when we will start to see a meaningful recovery. We strongly believe this is a time for prudent, proven and experienced leadership and stewardship of PHH. We do not believe this is the time to experiment with director candidates nominated by a dissident stockholder that seeks to oust the Board’s Chairman and PHH’s Chief Executive Officer.

Steering a company through severe challenges requires directors that understand both the company and its industry, have sound judgment and are committed to planning for the long-term interests of all stockholders. We believe that Messrs. Krongard and Edwards have demonstrated those qualities and that their replacement on the Board by the Pennant nominees would be contrary to your best interests.

WE QUESTION WHETHER PENNANT’S AGENDA
IS IN YOUR LONG-TERM INTEREST

Pennant, in its proxy materials filed with the SEC, claims that it has, for more than a year, been encouraging the PHH Board and senior management to focus more keenly and effectively on the creation of long-term stockholder value. The fact is we have and we believe the results speak for themselves. But we also seriously question whether Pennant really believes that the creation of long-term stockholder value should actually be the Board’s goal and whether its hand-picked nominees subscribe to that goal, as we do.

In Amendment No. 8 to its Schedule 13D filed with the SEC on November 25, 2008 (just four months before it launched this election challenge), Pennant criticized the Board and management for being “unwilling to take the difficult steps necessary to preserve the Company’s valuable franchises, preferring instead to manage the Company for long-term growth and client relationships rather than for profitability, near-term results and capital efficiency.” Pennant went on to assert in its filing, “In the current economic environment, the Reporting Persons strongly believe that the Company does not have the luxury of a long-term management focus without delivering short-term performance and that the Board’s and Senior Management’s shortsightedness and complacency have put the Company in peril.”

We strongly disagree with Pennant’s suggestion that managing for long-term growth exposes PHH to peril. Quite the contrary. We believe, instead, that managing with a focus on long-term growth and client relationships is essential to preserve PHH’s valuable franchise, attract and retain clients, grow market share and protect your investment from the short-term impact of the current economic environment. We suggest that PHH’s survival and its recent results evidence a far-sightedness and prudence that has contributed to PHH avoiding the peril which has weakened or destroyed other industry participants. We believe we have been doing exactly what a responsible and thoughtful Board and management should be doing in a time of great uncertainty to build for long-term success and growth in stockholder value.

We also strongly disagree with Pennant’s suggestion that managing for long-term growth is a “luxury.” In light of what has befallen many of our competitors in the current economic turmoil, we believe a long-term focus is the key to survival and success. It is managing for the short-term that is the “luxury” we reject. So we ask the question: what is the real agenda underlying Pennant’s attempt to replace our Board Chairman and CEO as directors? Is it to preserve PHH’s valuable franchise for the long term, which is what this Board is committed to? Or is it to add Board members who would advocate managing for near-term results regardless of the steep price that other companies in our industry have paid by following that approach?

Commenting on Pennant’s criticism of our focus on long-term growth as contained in its November 25, 2008, SEC filing, Barrons Online wrote (December 1, 2008) “You might ask: What’s wrong with that?” Our answer to that question - We are convinced there is absolutely nothing “wrong with that.” What would be wrong would be to put PHH’s long-term growth at risk pursuing short-term results as Pennant has advocated.

WE HAVE SUBSTANTIAL RESERVATIONS
ABOUT PENNANT’S NOMINEES AS CANDIDATES FOR THE
PHH BOARD AND PENNANT’S JUDGMENT IN SELECTING THEM

We are not opposed to considering candidates to add to the PHH Board. On the contrary, we encourage all stockholders to submit candidates for consideration by our Corporate Governance Committee. If we find a candidate whom we believe is qualified to undertake the weighty responsibilities of acting as a steward for the best interests of all PHH stockholders and assisting in the many functions that directors are called upon to perform, we consider ourselves fortunate. Mr. Egan, whose credentials are contained in our proxy statement, is just such an example. If Pennant wants proof of our own commitment to bringing fresh perspective to the Board, we suggest it need look no further than Mr. Egan.

However, we believe that Pennant’s claims regarding the suitability of Messrs. Parseghian and Loren for election to the Board are inflated and that Pennant’s case for electing them in place of Messrs. Krongard and Edwards is deeply flawed. In fact, we believe Pennant’s selection of these two candidates reflects Pennant’s questionable judgment about the best interests of all PHH stockholders.

Mr. Parseghian’s Track Record:

As to Mr. Parseghian, Pennant’s proxy materials claim “substantial mortgage industry experience.” While we acknowledge his career has included substantial involvement with mortgage investments, we see no evidence of relevant experience with the mortgage lending business or the fleet management business that would qualify him to replace our Chairman or our CEO. On the other hand, we believe his roles at the Federal Home Loan Mortgage Corporation (or Freddie Mac) and Everquest Financial, Ltd. (or Everquest) raise serious unanswered questions about his suitability for the PHH Board.

Mr. Parseghian at Freddie Mac:

Pennant’s proxy materials state that Mr. Parseghian became the CEO of Freddie Mac in June 2003, having been promoted from the position of Chief Investment Officer. Pennant’s proxy materials also state that he left Freddie Mac at the end of 2003 after Freddie Mac’s board was directed to seek his resignation by that company’s federal regulator, the Office of Federal Housing Enterprise Oversight (or OFHEO). But Pennant’s proxy materials fail to mention the public record that portrays Mr. Parseghian as having been involved, at least in an oversight capacity, in serious accounting and management shortcomings that occurred during his tenure at Freddie Mac.

Baker Botts L.L.P., the outside law firm hired by the Freddie Mac board to conduct an independent investigation into alleged accounting irregularities, issued a report dated July 22, 2003, which found that Freddie Mac had used several strategies to shift earnings improperly into future reporting periods to delay revenue recognition. The Baker Botts report contains several references to meetings in which Mr. Parseghian had participated, documents he had approved and suggestions he made in connection with the development and implementation of these strategies, when he was Freddie Mac’s Chief Investment Officer.

On August 22, 2003, Armando Falcon, Jr., the OFHEO Director who was then conducting a special examination of accounting and management practices at Freddie Mac, issued a public statement in which he said: “In the course of that special examination, OFHEO has reviewed the conduct of certain senior executives. Based on that review, I have concluded that CEO & President Greg Parseghian ... should be replaced. I have informed Freddie Mac’s Board of my decision and they have agreed to comply.”

Three months after Mr. Parseghian’s replacement as Freddie Mac’s CEO, Freddie Mac announced (on November 21, 2003) that it had understated after-tax net income and regulatory core capital by as much as $5.0 billion and $5.2 billion, respectively, between 2000 and 2002 (when Mr. Parseghian was Chief Investment Officer) and had found an additional $600 million in earnings not reported from periods prior to 2000. Freddie Mac also revealed that it had overstated earnings in 2001. In December 2003, Freddie Mac paid a civil penalty of $125 million under a consent order and settlement with OFHEO without admitting any wrongdoing.

In the same month as the settlement occurred, December 2003, OFHEO issued a report describing the circumstances leading to Freddie Mac’s restatement. Although the report dealt with complex accounting issues and reached no conclusions about Mr. Parseghian’s personal accountability for the accounting irregularities that resulted in the restatement, the OFHEO report contains several statements relating to Parseghian’s involvement that we find disturbing in relation to his candidacy for the PHH Board. For example:

“Of particular concern to the special examination was the statement by Mr. Parseghian that transactions undertaken to manipulate earnings could be justified solely by their favorable impact on the regulatory capital requirements of the Enterprise. [footnote citation to quoted excerpt from OFHEO interview with Mr. Parseghian omitted] The SEC staff stated that one consideration in determining if a relatively small issue might be material is whether the misstatement affects the compliance with regulatory requirements of the registrant.” OFHEO report, page 128.

The Wall Street Journal reported on April 30, 2009 that FBI investigators are looking into possible accounting violations at Freddie Mac and are raising questions about whether Freddie Mac improperly delayed the recognition of billions of dollars of losses. The newspaper said that the investigators were provided a confidential investigative report discussing the “inappropriate application” of accounting rules to defer billions of dollars of losses incurred from 2001 through 2004.

It is not our role to determine what did or did not happen at Freddie Mac during the period that Mr. Parseghian was there or what his involvement may have been in Freddie Mac’s accounting irregularities. However, it is our responsibility to assess the candidacy of a PHH Board nominee. When a stockholder has publicly nominated that candidate to replace the serving Board Chairman or CEO, it is also our responsibility to bring to the attention of all our stockholders publicly accessible information that fairly calls into question the candidate’s track record and credentials, and the impact that the candidate’s election to the Board might have on PHH’s standing and reputation. That includes the potential impact on applications to federal regulators to which PHH is seeking permission to form or acquire a bank or thrift -- a publicly-disclosed core component of our long-term strategy. These regulators are required by federal law to consider the competence, experience and integrity of the officers, directors and principal shareholders of an applicant.

We believe the information about Mr. Parseghian’s role at Freddie Mac fairly raises serious questions about his stewardship of Freddie Mac during his tenure there and his suitability as a director of PHH. We also believe Pennant’s failure to acknowledge this in its proxy materials fairly raises serious questions about Pennant’s judgment in nominating him.

Mr. Parseghian at Everquest:

Pennant’s proxy materials state that Mr. Parseghian serves on the board of directors of Everquest, which it describes as a “specialty finance holding company.” But Pennant’s proxy materials do not disclose Everquest’s failed attempt in 2007 to go public as a business consisting predominately of owning collateralized debt obligations (or CDOs) secured by risky subprime mortgages. Nor does Pennant mention that a majority of these CDOs were previously owned by two hedge funds sponsored by Bear Stearns Asset Management (the Bear Stearns High Grade Structured Credit Strategies Master Fund Ltd. and the Bear Stearns High Grade Structured Credit Strategies Enhanced Leveraged Master Fund Ltd.) which filed for bankruptcy in July 2007, a month after Everquest abandoned its IPO attempt.

Everquest, a Cayman Islands company that began operations in September 2006, acquired a majority of its portfolio of CDOs from the Bear Stearns’ hedge funds and filed a registration statement with the SEC on May 9, 2007 to go public (with Bear Stearns as managing underwriter), but withdrew that filing on June 25, 2007. It appears to us from publicly accessible information that Mr. Parseghian was a director and shareholder of Everquest not only when Everquest filed its registration statement, but also during the period leading up to the attempted IPO, when at least some of the CDOs were being contributed by the Bear Stearns hedge funds to Everquest at values that Everquest’s own registration statement later acknowledged had not been negotiated at arm’s-length.

Publicly accessible information also suggests to us that Everquest was conceived by Ralph Cioffi (who served as Everquest’s Co-CEO at the time it filed to go public), and the Bear Stearns hedge funds that Mr. Cioffi ran, as a vehicle to move the CDO assets out of the hedge funds into a separate affiliated entity in order to alleviate the hedge funds’ serious liquidity problems. BusinessWeek Online commented (May 14, 2007), shortly after the registration statement was filed: “The deal appears to be an unprecedented attempt by a Wall Street house to dump its mortgage bets.” After the registration statement was withdrawn, The Wall Street Journal commented (June 22, 2007): “The failed offering is another black mark for Everquest, which since filing its offering documents with the SEC in early May has faced questions related to the value of its assets.” In its year end review for 2007 (December 24, 2007), Time Magazine ranked the failed Everquest IPO as the second-worst business deal of that year, calling it “the Everquest IP-No” and describing it as “Bear Stearns packages its toxic collateralized debt obligations (CDOs) into a public company and tries to unload it. The IPO failed.”

It is not our role to determine what did or did not happen at Bear Stearns, the Bear Stearns hedge funds or Everquest, nor do we believe any allegations have been made that Mr. Parseghian was implicated in the collapse of the Bear Stearns hedge funds or the problems at Bear Stearns. But we do believe the public information about Mr. Parseghian’s role as a director in Everquest, a company that tried and failed to go public and with its primary business apparently consisting of owning CDO assets secured by risky subprime mortgages previously owned by now-defunct Bear Stearns hedge funds that were affiliates of Everquest, fairly raises substantial concerns about the suitability of Mr. Parseghian for the PHH Board and Pennant’s judgment in selecting him as a candidate.

Mr. Loren’s Track Record:

As to Mr. Loren, Pennant endorses his candidacy under a different rationale than the one advanced for Mr. Parseghian. Pennant’s proxy materials do not claim that Mr. Loren has any mortgage industry experience, but claim that he has “a proven track record of creating long-term value and implementing change as chief executive officer of a well-known public company.” While we acknowledge that Mr. Loren has been associated with some substantial organizations, nothing in Pennant’s proxy materials provide any evidence that Mr. Loren has any meaningful experience at building stockholder value in our particular businesses, in sharp contrast to Messrs. Krongard and Edwards, both of whom have extensive relevant experience, in our judgment, as members of your Board. Whatever success Mr. Loren can fairly claim for the results at other companies, the track record Pennant claims for him does not substantiate Pennant’s proposal that he should be elected to the PHH Board in place of our Board Chairman or Chief Executive Officer.

ELECTING THE PENNANT NOMINEES
WOULD NOT BE A CHANGE FOR THE BETTER

Your Board of Directors is not at all opposed to engaging in an informed and thoughtful discussion and analysis of ways in which PHH may need to adapt and change to continue to meet the challenges presented by current conditions. On the contrary, we believe it is an important part of our stewardship responsibility to conduct just such an analysis and we do so continuously. But we do not believe that the election of Messrs. Parseghian and Loren in place of Messrs. Krongard and Edwards is the kind of change that will advance your best interests.

VOTE YOUR BEST INTERESTS, NOT PENNANT’S:
VOTE THE WHITE CARD TO ELECT THE BOARD’S NOMINEES,
MESSRS. KRONGARD, EDWARDS AND EGAN --
DO NOT VOTE PENNANT’S GOLD CARD

In conclusion, we would like to reiterate how important the choice of directors is for your investment in PHH and how strongly we recommend that you vote FOR our slate of Messrs. Krongard, Edwards and Egan as Class I directors for the next three years. The Corporate Governance Committee has concluded, and the entire Board has agreed, that this slate is very well-qualified to perform the essential role of providing leadership, stewardship and guidance to PHH as it continues to execute on strategies for building long-term stockholder value. Your vote matters. We strongly urge you not to replace PHH’s Board Chairman and Chief Executive Officer as directors with Pennant’s nominees. For important information on how to cast your vote, please refer to the page following our signatures.

The Board of Directors of PHH appreciates your time and attention in this very important matter.

Sincerely,

A.B. Krongard	George J. Kilroy
Non-Executive Chairman of the Board	Director and Executive Vice President

Terence W. Edwards	Ann D. Logan
Director, President and Chief Executive Officer	Director

James W. Brinkley	Jonathan D. Mariner
Director	Director

James O. Egan
Director

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Georgeson Inc. in the self addressed, stamped envelope provided. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you must provide instructions to that entity so that your votes will be cast. Please sign, date and mail the enclosed WHITE vote instruction form and return it using the self-addressed, postage-paid envelope provided.

YOU MAY ALSO CAST YOUR VOTE USING YOUR TOUCH TONE PHONE OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR WHITE PROXY CARD OR VOTE INSTRUCTION FORM

After voting the enclosed WHITE proxy card, do not sign or return any proxy card sent to you by Pennant Capital Management, LLC. Remember – only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have voted a gold proxy card sent by Pennant, you can change your vote by sending a later-dated WHITE proxy card or vote instruction form or by providing later-dated instructions by phone or internet

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (877) 278-9668

Important Additional Information

PHH Corporation, on May 7, 2009, filed a proxy statement in connection with its 2009 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement because it contains important information. Stockholders can obtain a free copy of that proxy statement and other documents (when available) that PHH files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov . That proxy statement and these other documents are also available free of charge by directing a request to PHH Corporation, Attn: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 or visiting PHH’s website at www.phh.com under the “Investor Relations” tab.

PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the 2009 Annual Meeting of Stockholders. Information regarding the names, affiliations and interests of such individuals is contained in PHH’s proxy statement referred to in the preceding paragraph.